Exhibit 3.10

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CHARLIE’S HOLDING LLC

* * * * *

This Third Amended and Restated Operating Agreement (the “Agreement”) is made on the date set forth below by the undersigned member pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”).

1.             Formation; Name.  The limited liability company (the “Company”) was formed on December 12, 2003, upon the filing of the certificate of limited liability company in the office of the Secretary of State of the State of Delaware in accordance with the Act.  The name of the Company is “Charlie’s Holding LLC” and all business shall be conducted under that name.

2.             Purpose.  The purpose for which the Company has been formed is to engage in any lawful act or activity which the member may from time to time determine.

3.             Registered Office and Registered Agent.  The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Wilmington, Delaware 19808.  The name and address of the registered agent for service of process on the Company in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.

4.             Admission.  Upon execution and delivery of this Agreement, American Casino & Entertainment Properties LLC, a Delaware limited liability company, is admitted as the sole member of the Company.  The member shall not be required to make any capital contribution to the Company but may make capital contributions from time to time.

5.             Resignation of the Member.  The member may resign from the Company at any time.

6.             Management of the Company.  The business and affairs of the Company shall be conducted and managed solely by the member.

7.             Assignment of Interest.  The member may assign all or any portion of its membership interest in the Company to any person (“Assignee”).  Each Assignee shall become a member of the Company upon the approval of the member.

8.             Title to Property.  Title to any property (whether real, personal or mixed) owned by or leased to the Company shall be held in the name of the Company, or in the name of any nominee the member may in its discretion designate.

9.             Profits and Losses.  All profits and losses of the Company shall be allocated to the member.  The member shall not be liable for any debts or losses of the Company beyond the aggregate amount of its capital contribution, except as otherwise required by law.

10.           Distributions.  At such times as determined by the member, the member shall cause the Company to distribute to the member any cash or property held by it which is neither reasonably necessary for the operation of the Company nor in violation of the Act.  The member shall be liable to the Company for distributions made pursuant to this Section 10 only to the extent now or hereafter provided by the Act.

11.           Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the occurrence of an event of dissolution of the Company under the Act.

12.           Amendment.  This Agreement may be amended only in writing.

13.           Application of Delaware Law.  This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

14.           Taxable Year.  The taxable year of the Company shall be the calendar year.

15.           No Third Party Beneficiaries.  No person, other than the member, shall have any rights hereunder.

16.           Headings.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the undersigned has caused the execution of this Agreement of Charlie’s Holding LLC as of this 26th day of May, 2004.

American Casino & Entertainment Properties LLC, sole member

By:	/s/ Denise Barton
Denise Barton, Senior Vice President

[Signature Page to Charlie’s Holding LLC Third Amended and Restated Agreement]